EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-79559) pertaining to the Borders Group, Inc. Management Stock Purchase Plan, Borders Group, Inc. Stock Option Plan, Borders Group, Inc. Employee Stock Purchase Plan, Borders Group, Inc. Director Stock Plan and Borders Group, Inc. Savings Plan of our report dated June 27, 2005, with respect to the financial statements and schedule of Borders Group, Inc. Savings Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Detroit, Michigan
June 27, 2005